PLS CPA, A PROFESSIONAL CORP.

t 4725 MERCURY STREET #210 t SAN DIEGO t CALIFORNIA 92111t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341 t FAX (858) 433-2979

t E-MAIL changgpark@gmail.com t

October 8, 2013

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Post Effective Amendment No. 4 to Form S-1 of our report dated April 13, 2012, relating to the financial statements of APT Systems, Inc. as of January 31, 2012, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/PLS CPA
PLS CPA, A Professional Corp.
San Diego, CA 92111

Registered with the Public Company Accounting Oversight Board